As filed with the Securities and Exchange Commission on April 10, 2000
                                Amendment No. 1

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------


                                    FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      (Amendment No. 2; File No. 333-94465)

                                 --------------

                                DAEDALUS SYSTEMS

                                  INCORPORATED

                                 --------------


          Delaware                   5039            54-1950671
    (State of Incorporation)         (SIC)         (Employer I.D #)

                              8653 Richmond Highway
                         Alexandria, Virginia 22309-4206

                                 (703) 360-5700
                              (703) 360-1974 - fax
                   (Address and telephone number of principal
               executive offices and principal place of business)


                              Herbert S. Rosenblum
                          Attorney and Counselor at Law
                           526 King Street, Suite 211
                         Alexandria, Virginia 22313-0058
                                 (703) 684-0060
                              (703) 684-0072 - fax
            (Name, address and telephone number of agent for service)


        Approximate date of commencement or proposed sale to the public:
                                 April 20, 2000








This amendment is submitted for the purpose of including new company data in the submission header.




If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- ------------------------ ----------------------- ----------------------- ----------------
 Title of each class            Dollar                  Proposed            Proposed maximum
 of securities to be           amount to            maximum offering       aggregate offering     Registration
      registered             be registered           price per unit              price                 fee
----------------------- ------------------------ ----------------------- ----------------------- ----------------
Common stock

($0.01 par value           1,000,000 shares            $.3333(2)               $333,333             $170.45**
per share)1
----------------------- ------------------------ ----------------------- ----------------------- ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.








---------------
1 Shares of common stock of the registrant being distributed to shareholders of Empiric Energy, Inc.

2 Based upon one-third of the liquidating preference value of the preferred stock of Empiric Energy, Inc. to be exchanged for the subject 1,000,000 shares of common stock of the registrant, solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).
**Paid.

                             Preliminary Prospectus

                              Subject to completion

                                DAEDALUS SYSTEMS

                                  INCORPORATED

                                   "Daedalus"

                                   PROSPECTUS

                        1,000,000 Shares of Common Stock

          Dividend distribution to the shareholders of Empiric Energy, Inc. of record, May 1, 2000.

         On the basis of one share of Daedalus common stock for each 12 shares of Empiric common stock, and one share of Daedalus common stock for each share of Empiric Series B preferred stock.

         This is our initial public offering and no public market currently exists for our shares. We cannot guarantee that any market will develop for our shares. We will apply for listing on the over-the-counter Bulletin Board under the symbol "DSYS".

         The Daedalus shares involve a high degree of risk. You should carefully consider the information appearing under the caption Risk Factors, on page 7.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                         DAEDALUS SYSTEMS, INCORPORATED

                                   PROSPECTUS

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................................................5

RISK FACTORS.............................................................................................7

CAPITALIZATION...........................................................................................8

DIVIDEND POLICY..........................................................................................9

INFORMATION CONCERNING EMPIRIC...........................................................................9

FEDERAL INCOME TAX CONSEQUENCES
OF THE DISTRIBUTION......................................................................................9

DESCRIPTION OF DAEDALUS' BUSINESS.......................................................................12

MANAGEMENT'S DISCUSSION OF PLAN OF OPERATION............................................................21

MANAGEMENT OF DAEDALUS..................................................................................24

EXECUTIVE COMPENSATION..................................................................................29

RELATED TRANSACTIONS....................................................................................30

PRINCIPAL SHAREHOLDERS OF DAEDALUS COMMON STOCK.........................................................31

DESCRIPTION OF SECURITIES OF DAEDALUS...................................................................33

SHARES ELIGIBLE FOR FUTURE SALE.........................................................................35

LEGAL MATTERS...........................................................................................36

EXPERTS.................................................................................................36

DISCLOSURE OF COMPANY POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........................................................36

FINANCIAL STATEMENTS....................................................................................37




                               PROSPECTUS SUMMARY

 This summary highlights selected information contained elsewhere in this prospectus.
       Prospective investors should read the entire prospectus carefully.


         Organization and Business of Daedalus. Daedalus was incorporated in the state of Delaware, in October of 1999, to focus upon an opportunity to supply low-cost housing to a large sector of the world's population that is either homeless or without adequate shelter. Daedalus has one principal functioning subsidiary, Daedalus Composites, Inc., a Canadian corporation that operates Daedalus' plastic recycling facility in Brantford, Ontario.

         Agreement with Empiric Energy, Inc. In October, 1999, Daedalus reached agreement with Empiric Energy, Inc. to exchange equity between the companies and to pursue complementary objectives. Upon completion of the exchange, both companies will hold a meaningful amount of the stock of the other to maintain a strong interest in their mutual success. Neither company will hold a controlling interest in the other. No merger of the companies is planned and neither company plans on becoming a subsidiary of the other. Empiric plans to distribute a portion of the stock it receives from Daedalus--that portion covered by this prospectus--to its shareholders.

         Daedalus  Building  Systems(TM).   Daedalus  current  product  line  is
comprised of two types of low-cost housing, one fabricated from recycled plastics, and the other is a foam-filled metal panel system. These products are priced below the identified competition in the international market.

         o Market. The market for Daedalus building systems is the nearly one billion people in the world who are either homeless or without adequate shelter, with a specific focus upon developing countries. Additionally, both systems have cost-competitive applications for refugee and disaster relief.

         o Competition. Unlike competition within other identifiable sectors the housing markets, the competition to Daedalus products includes scarce resources--the inability of individuals and governments throughout the developing world to provide for basic needs.

         o Contracts. Daedalus currently has two contracts with a private-sector entity in Peru, one for each type of housing. Daedalus is actively pursuing additional contracts.

         o Production.  Daedalus commenced limited production in December, 1999,
         in   preparation   for   fulfillment  of  its  contract  for  composite
         structures.

         Business Development Strategy. Daedalus business development strategy concentrates upon shelter, energy, water, and waste management. Daedalus' current products will address the first aspect. Daedalus goals in the energy area will be pursued on a complementary basis with Empiric Energy. Community water and waste management issues will be the long-range focus of Daedalus growth activities.

         Risks. In addition to those risks that are common to all business undertakings and investments, Daedalus unproven--and unprecedented--composite products may present difficulties with acceptance and implementation of the Company's development plans.

         Public Ownership of Daedalus. Daedalus' management and board of directors decided that public ownership is consistent with, and would best support, Daedalus' strategic business development plan. To this end, Daedalus entered into an agreement with Empiric Energy, Inc. that provides for Daedalus to issue to Empiric, on the date of this prospectus, 1,500,000 shares of Daedalus common stock in exchange for the following Empiric shares:

         o preferred stock that has a liquidating preference of $1,500,000 and is convertible into 750,000 shares of Empiric common stock

         o three year warrants to purchase 750,000 shares of Empiric common stock for $2.00 per share. Empiric will distribute 1,000,000 of the Daedalus shares to the Empiric shareholders of record May 1, 2000 on the basis of one

Daedalus share for each 12 Empiric common share and one Daedalus share for each Empiric Series B preferred share.

          Empiric Energy, Inc. Empiric is a publicly-traded, independent oil and gas company (OTCBB symbol: EMPE), which also has strong interest in energy systems.

                         Daedalus Systems, Incorporated
                              8653 Richmond Highway

                         Alexandria, Virginia 22309-4206
                                 (703) 360-5700
                               (703) 360-1974-fax

                                  RISK FACTORS

         Daedalus Has No Operating History. Daedalus is a new company without a proven track record. Accordingly, it is very difficult to evaluate either its business or its prospect for success.

         Daedalus Has Never Produced A Profit From Operations. On a consolidated basis, Daedalus and Daedalus Composites have incurred operating losses of $354,009 from May 1999--the inception of Daedalus Composites--through January 31, 2000. Although Daedalus has contracts for both its composite and metal housing systems, no units have yet been delivered under those contracts and Daedalus continues to incur expenses incident to preparation for production and delivery.

         Daedalus Liquid Financial Position Is Weak. Daedalus lacks cash and needs additional financing to produce its products. No way exists to determine the amount of time required to obtain such financing nor that it will be available on terms favorable to Daedalus. Daedalus is circulating a private placement memorandum to increase its cash position, but there is no assurance that the private placement will be successful.

         Daedalus' Building Systems Have Never Been Produced Or Deployed In The Field. Daedalus business is a venture into aspects of housing and community-building in developing countries that are unproven and, in general, have not been attempted previously. There is no assurance that Daedalus will be successful in its business development approach nor that its products will gain sufficiently broad market acceptance to produce profitability.

         No Market Exists For Daedalus Common Stock. There is no public market for the common stock of Daedalus. Further, there is no assurance that an active public market will develop for Daedalus' stock or that the stock will ever trade above the levels established by the market after the registration and initial distribution.

         Daedalus Voting Rights Are Concentrated In One Individual. After the distribution, Mr. McCulloch will control approximately 61% of Daedalus' common stock voting rights. That situation may complicate certain transactions, such as mergers and acquisitions, changes in incumbent management, and other instances in which other stockholders consider such transactions in their best interests. Similarly, the inability, incapacity, or reluctance of Mr. McCulloch to take action in the best interests of the other stockholders could deprive them of an opportunity to sell their shares at a premium over the market price of the shares. In an effort at risk reduction, and by agreement, in the event of the inability or incapacity of Mr. McCulloch to act in the best interests of the Company and that of its stockholders, in general, Mr. McCulloch's voting rights will be vested jointly in Dr. Lightbody and Mr. Herbert Rosenblum, counsel to Daedalus' board of directors. In the event of the incapacity or inability of both Mr. McCulloch and Dr. Lightbody to perform, the voting rights will be vested entirely in Mr. Rosenblum.

         Daedalus Success Depends Upon Two Key Personnel. Daedalus success depends, in part, on the continued service of key personnel, particularly Edward
A. McCulloch, Daedalus' president and chief executive officer and Dr. David Lightbody, its executive vice-president and chief financial officer. Their loss could deprive Daedalus of technical and business leadership at this critical time in the growth of the Company. However, in an attempt to minimize the impact of any unanticipated loss, Daedalus acquired a $5,000,000 "key man" insurance policy on Mr. McCulloch and intends to obtain similar coverage on Dr. Lightbody.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Daedalus as of January 31, 2000 as adjusted to reflect the issuance of 1,500,000 shares to Empiric. This table should be read in conjunction with the accompanying Financial Statements and notes.


                                                                                             As
 Stockholders Equity                                                      Actual          Adjusted(4)
                                                                       ---------          --------

Preferred Stock, $1.00 par value,
3,000,000 shares authorized,
250,000 Series A issued and outstanding                                $  250,000         $  250,000
1,000,000 Series B issued and outstanding                               1,000,000          1,000,000
1,000,000 Series C issued and outstanding                               1,000,000          1,000,000
375,000 Series D issued and outstanding                                   375,000            375,000

Common Stock, $0.01 par value,
30,000,000 shares authorized, 8,700,000 shares issued
and outstanding, before the distribution and
10,200,000 shares issued and outstanding after the distribution            87,000            102,000
Additional paid-in capital                                                896,959          2,381,959
Accumulated deficit                                                      (354,009)          (354,009)
Accumulated other comprehensive                                            (2,361)            (2,361)
                                                                       ------------       ------------
        Total Capitalization                                           $3,252,589         $4,752,589
                                                                       ------------       ------------













-----------------
4 These adjustments will also increase Daedalus total assets by $1,500,000.

                                 DIVIDEND POLICY

         Daedalus has not paid any cash dividends on its common stock and does not expect to pay dividends for the foreseeable future. Daedalus intends to re-invest any profits that may be earned into Daedalus' business. Any future payments of dividends, and the amount thereof will be dependent upon Daedalus' results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                         INFORMATION CONCERNING EMPIRIC

         Empiric Energy, Inc., a Delaware corporation, is an independent oil and gas exploration and production company that is publicly traded on the OTC Bulletin Board (Symbol: EMPE). Empiric has over 600 shareholders with approximately 10,000,000 outstanding common shares.

         The distribution agreement. On October 1, 1999 Empiric and Daedalus entered into an agreement that provides for Daedalus to issue to Empiric, on the date of this prospectus, 1,500,000 shares of Daedalus common stock in exchange for the following Empiric shares:

         o preferred stock that has a liquidating preferences of $1,500,000 and is convertible into 750,000 shares of Empiric common stock

         o three year warrants to purchase 750,000 shares of Empiric common stock for $2.oo per share.

         Empiric will distribute 1,000,000 of the Daedalus shares to the Empiric shareholders of record date May 1, 2000 on the basis of one Daedalus share for each 12 Empiric common share and one Daedalus share for each Empiric Series B preferred share. The agreement provides that Empiric distribute to its shareholders, as a dividend, at least 1,000,000 shares of the 1,500,000 shares of Daedalus common stock.

         Empiric shareholders of record will initially have their ownership of Daedalus common stock registered only in book-entry form in which no certificates are issued. On the distribution date, each Empiric shareholder, as of the close of business on the record date, will be credited through book-entry in the records of the transfer agent with the number of shares of Daedalus common stock distributed to each shareholder. Each Empiric shareholder will receive an account statement indicating the number of shares of Daedalus common stock that the shareholder owns. Empiric shareholders that hold their stock in street name will have their Daedalus common stock credited to their brokerage accounts. Following the distribution date, any Empiric shareholder may obtain, at any time without charge, a certificate to represent his Daedalus stock. The record date for the distribution is the close of business on May 1, 2000

         Empiric shareholders will not be required to pay any cash or other consideration to receive Daedalus common stock in the distribution.

         Daedalus was created to develop, produce and sell composite and metal housing building systems. We believe that if our stock is traded in the public markets, it will be easier for us to raise capital to fund our operations. We therefore entered into the agreement with Empiric to exchange our stock for Empiric stock and to have most of our stock distributed as a dividend to Empiric shareholders. In addition, we believe that our investment in Empiric stock will be profitable.

               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

         The following discussion is a general summary of current Federal income tax consequences of the Distribution as presently interpreted, and a shareholder's particular tax consequences may vary depending on his individual circumstances. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Distribution, including, without limitation, the applicability and effect of any state, local or foreign tax laws and the possible effects of changes of applicable tax laws.

         The Internal Revenue Service will not give an advance ruling as to the valuation of the Daedalus common stock to be distributed as a dividend by Empiric to its shareholders. The IRS is not bound by any determination made by Empiric as to the fair market value of the property distributed to the Empiric shareholders.

         The distribution of Daedalus common stock to Empiric shareholders as a dividend is a taxable event. Section 301 of the Internal Revenue Code of 1986 provides that the taxable amount of the dividend shall be the fair market value of the property distributed. Section 316 of the Code provides generally that a corporate distribution will be treated as a dividend to the extent the distribution is paid out of earnings and profits accumulated since February 28, 1913, or out of earnings and profits for the year of the distribution. Management believes Empiric has no accumulated earnings and profits in the corporation as of December 31, 1999. The year of the distribution will be 2000. Thus, the distribution will be taxable as an ordinary dividend only to the extent there are earnings and profits for the year 2000.

         If Empiric has no earnings and profits for the year 2000, then the distribution will be treated as a liquidating dividend of Empiric to the extent of the fair market value of the property distributed. Generally a liquidating distribution is treated as a return of the shareholder's basis, reducing his or her tax basis in the investment. To the extent the distribution exceeds the tax basis of the investment, the excess will be treated as a gain from the sale of the investment. If Empiric has earnings and profits for the year 2000, but not enough earnings and profits to cover the value of the property distributed, then the distribution will be taxed as an ordinary income dividend to the extent of the earnings and profits for 2000 and the remainder will be treated as a liquidating dividend of Empiric.

         Corporate holders of Empiric shares (other than S Corporations) may be entitled to the dividends-received deduction, which would generally allow such shareholders a deduction, subject to certain limitations, from their gross income of either 70% or 80% of the amount of the dividend depending on their ownership percentage in Empiric. The holding period for the Empiric shareholders for the Daedalus common stock received in the Distribution will commence on the date of the Distribution.

         Computation of Fair Market Value. For income tax purposes, Fair Market Value is the price at which a willing buyer and a willing seller would agree to exchange property. Therefore, the best measure of the value of the Daedalus shares distributed to Empiric shareholders is the amount that will be paid for those shares at the time they are acquired by Empiric. The 1,500,000 Daedalus common shares acquired by Empiric are to be acquired by the issuance of $1,500,000 face value convertible preferred stock, convertible into 750,000 shares of restricted Empiric common stock. The announcement of the Daedalus/Empiric Agreement was made September 17, 1999. The average closing price of the Empiric common stock for the ten days prior to the announcement was $.6312 and the average volume traded was 11,050 shares. Even though the preferred stock maintains a liquidation preference, the asset value to be placed upon Empiric's books is the related value of the common shares at the time of the announcement. Because the common shares are restricted and there is limited trading volume, the value has been discounted 20%, 10% for restrictions, and 10% for volume to reach a value of $.5050 per Empiric common share. Utilizing 750,000 Empiric common shares at $.5050 gives a value to the transaction of $378,720. This valuation assumes that the exchange of warrants will be valued separately. Since the warrants are not to be distributed to the public, their value will remain an asset of Empiric until either exercised or the warrants expire. The transaction value of $378,720 divided by the 1,500,000 Daedalus common shares received values the common shares of Daedalus at $.2525 per share, fair market value.

         If Empiric has $378,720 in earnings and profits in the year 2000, then the distributed shares, each worth $.2525, will be treated as ordinary income to the recipient and must be added to gross income. If Empiric has no earnings and profits for the year 2000, the distributed shares, each worth $.2525, will be treated as a liquidating dividend and the tax treatment will depend upon each recipient's basis in the shares of Empiric owned. Management expects Empiric to have a loss for the first quarter of 2000 and cannot predict whether Empiric will have earnings and profits for the year 2000. Therefore, the tax impact of the distribution cannot be determined at this time and must wait until the completion of the computation of the earnings and profits for Empiric for the year 2000.

         The recipients of the distribution are not paying for the shares received and are therefore not making a decision about investing in the shares. The tax consequences of the distribution do not change the fact that shareholders of Empiric will receive the shares and the tax consequences will be delivered to each shareholder in the ordinary course of business after the computation of earnings and profits for Empiric for the year 2000.

                        DESCRIPTION OF DAEDALUS' BUSINESS

         Business Development. Daedalus was formed to help alleviate two of the world's seemingly intractable and growing, population-related problems: the disposal of plastics, particularly in municipal solid waste, and the vast world homeless population for whom there is a critical shortage of adequate shelter and low-cost housing. Daedalus' contribution to the solution of those problems is through a common mechanism of producing polymer composite building materials for low-cost housing fabricated from recycled plastic.

         On March 3, 2000, Daedalus resolved to change its name from Daedalus Building Systems, Inc. to Daedalus Systems, Incorporated to reflect the broader scope of Daedalus' interest in the development of community systems based upon structures, water, energy, sewage, and waste management services. Despite Daedalus' interest, it currently has only two products, both of them structural systems for low-cost housing.

                  Formation. Daedalus was incorporated in the State of Delaware on the 28th of October, 1999 as a C corporation.

                  Bankruptcy, receivership, or similar proceedings. There have been no bankruptcy, receivership, or similar proceedings within Daedalus and Daedalus is not an outgrowth of any organization involved in such proceedings.

                  Material reclassification, merger, consolidation. There has not been any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business within Daedalus.

                  Litigation. Daedalus is not currently a party to any claim or legal action.

         Business of Daedalus.

                  Background. The world's population is projected to increase from the current six billion to approximately 10 billion people in the next 35-50 years. Virtually all growth will occur in developing countries where housing requirements are predicted to be more than doubled by the middle of the twenty-first century. This growth in the numbers of housing is going to be greatly complicated by shortages in conventional materials, financial constraints, intensified land competition, and increased poverty.

                  The United Nations estimates that there are nearly one billion people in the world that are homeless or without adequate shelter, a situation that carries with it the potential for grave social and economic consequences. Consistent with those figures is the estimate for housing. Housing requirements for the Asian region alone are predicted to reach 700 million units during the next 35-50 years. The use of conventional housing materials, particularly wood, simply will not sustain the expansion that is necessary.

                  Estimates today are that in the United States, the per capita usage of materials of all kinds is approximately 100 kg. per day, or
         36.5 tons per year. As the developing world moves toward the increased utilization of materials, consistent with the US or western model, the demand for materials will rise dramatically--just to meet the requirements of the increase in population. The impact upon the demand for housing materials to construct basic shelters and low-cost houses will be similarly increased.

                  Millions of tons of plastics are produced each year throughout the world. Authoritative estimates are that less than five percent of the amount produced each year is recycled. Most of the recycled plastics are of homogeneous types; only an extremely small fraction of recycled plastics consists of non-homogeneous plastic waste. Even a smaller portion of combined industrial, commercial, and post-consumer plastic waste is recycled to produce such items as speed bumps and plastic wood for livestock stalls, marine applications, and park benches. The majority of plastic waste is committed to landfills, where its non-biodegradable nature complicates its disposal, or it is left lying where its utility ceased.

                  Neither homelessness nor waste plastic is new; however, we believe this is the first time that any project of this nature has been devised to address both problems. Similarly, the technology to process plastic waste into useful, after-market products has been available for years; however, little attention has been given to providing for the have-nots of this world from the excesses of the haves. Through the innovative combination of proven technologies, novel design, and advanced composite compounding, Daedalus offers the Daedalus Building System(TM), an environmentally-responsible and socially-conscious utilization of recycled industrial, commercial and post-consumer plastics, combined with other materials, to produce composite construction material for the fabrication of low-cost structures.

                  In  addition  to  the  foregoing,  which  supported  Daedalus'
         decision to produce this polymer composite housing system, a foam-filled metal panel system has been incorporated into the business to pursue a slightly higher socio-economic sector of the world housing market and to leverage marketing efforts by being able to meet a broader range of requirements.

                  Principal products. The principal products of Daedalus are marketed under the Daedalus Building System(TM), which includes two components: a polymer composite structural system and a metal composite structural system.

                           Materials  only.   Although   Daedalus  has  a  broad
                  interest in community systems, in general, its current product lines consist of materials. Those materials are being actively marketed to conform to specific structures as defined by the pricing chart. However, they can be asembled into a variety of structures to meet the customer requirements and can be purchased by the piece, in the case of the polymer composites, or by the area (square foot/meter) in the case of the metal system. Unless specifically requested--at additional cost--the materials provided will permit the buyer to form unfinished housing shells.

                           Design. Daedalus' interest in the design of community
                  systems and structures is reflected in its marketing approach. Daedalus provides custom designs--as well as its standard structures--to meet the requirements of potential customers.

                           Infrastructure,  construction,  and assembly. As seen
                  later under Daedalus' approach to marketing and distribution, Daedalus considers it absolutely essential to work with strategic partners in each of the countries in which its building systems will be used. Those partners may be the same for marketing and the various aspects of construction. Daedalus will provide limited training--at additional cost--in large projects, but it will be the responsibility of the strategic partner to coordinate land development, infrastructure development, and assembly of the building materials.

                           Polymer  composite  structural  system.  The  polymer
                  composite structural system consists of panels fabricated from recycled polyolefins, compounded with various additives designed to increase performance parameters and the typical attributes of composites such as strength, flexibility, durability, and permanence. The technology of the composite housing system consists of four principal components: composites, structural panels, structures, and production technologies

                           o Composites. The polymer composites consist primarily of recycled polyolefins, primarily polyethylene and polypropylene compounded with various additives, including glass fiber, talc, and naturally-occurring materials such as rice husks or sand may be used to increase performance parameters such as strength, flexibility, durability, and permanence.



                           o  Structural  Panels.  The  polymer  composites  are
                           formed into structural panels through various plastic
                           forming  technologies  discussed  below.   Currently,
                           there are nine  different  types of panels  which are
                           assembled into a structure:

                                    - floor panels
                                    - wall panels
                                    - mitered wall panels
                                    - window  panels
                                    - door panels
                                    - roof truss panels (2)
                                    - roof panels (2)

                                    The design of the polymer  composite  system
                           envisioned  that  all  configurations  of the  panels
                           could  be   produced   from  the  same  basic   mold,
                           approximately  1.25  by  1.25  meters  square.   That
                           objective was achieved.

                           o Structures. The basic structural unit is the building block of this system. The basic structural unit consists of approximately 60 single panels, assembled three panels wide and two panels high to form a structure measuring 2.5 meters high by 3.75 meters square with a floor area of on approximately
                           14 square meters or 150 square feet.

                                    Structural  units can be combined to achieve
                           various  configurations  of multiple unit structures.
                           The  building   system  does  not  use  any  separate
                           internal or external framing.

                                    Related  selling  prices  and  costs for the
                           standard configurations of these structures follow:

                   Production cost (does not include amortization or leasing costs):
                           o basic structural unit - $632.50 per structure

                  Selling prices*:

                 -----------------------------------------------------------------------------------------------
                 Structural Units            Measurement,    Measurement,     Area,       Area,        Price,
                                             sq. meters      sq. feet         sq. meters  sq. feet     USD
                 -----------------------------------------------------------------------------------------------
                  Basic Structural Unit     3.75 x 3.75      12.38 x 12.38    14.06        153.26      $2,000.00
                  Double Unit               3.75 x 7.50      24.75 x 12.38    28.13        306.41      $2,750.00
                  Triple Unit               3.75 x 11.25     37.12 x 12.38    42.19        459.55      $3,900.00
                 -----------------------------------------------------------------------------------------------

                  * subject to a  five-percent  royalty in  accordance  with the agreement with The Daedalus Project, Inc.

                           o Production Technologies. Panels may be produced using three principal production technologies:
                           compression,        injection-compression,        and
                           Panelform(TM). Any one of the technologies may be used for the production of the panels and Daedalus may choose to use any one or all of them. A brief description of each one follows.

                               - Compression. Sometimes referred to as lump forming, compression forming technology forms items by applying large compression forces--in this case in the range of 2500-5000 tons--in large presses to lumps of compounded material placed in the mold to squeeze the polymer throughout the volume of the mold. This technology is one of the oldest, technologies used in the plastics forming industry. This technology accommodates large-size additives thus permitting a broad array of additives and versatility of compounding. Presses and molds required for this type of molding technology are generally expensive, on the order of hundreds of thousands of dollars.

                               -  Injection-Compression.   Injection-compression
                               technology injects molten polymer through a relatively small orifice into the mold cavity that is nearly closed. Once the cavity is filled, the mold closes completely thereby filling the vacuous spaces within the mold. One of the advantages of this system is that allows a significant improvement of the material properties through the introduction of reinforcing long fibers and impact modifiers. However, because of the relatively small injection nozzle, it does not permit the utilization of a wide variety of naturally-occurring additives. Machinery for this technology is expensive as are the associated molds.

                               - Panelform(TM). In this case, molten material is extruded directly into a mold until it is filled. Then, light compression forces--approximately 200 tons--are applied to fill out the vacuous parts of the mold. This production method has the advantage of reducing the requirement for heavy and expensive presses capable of exerting large compression forces, thereby achieving production objectives while reducing capital expenditures.

                           Metal composite structural system. The second part of
                  the Daedalus Building System(TM), the metal system was added to the building system through Daedalus' acquisition of the stock of Cambridge Unique Associates, Inc., of Ontario Canada.

                           Cambridge  Unique  Associates,   Inc.  now  known  as
                  Daedalus-Cambridge, Inc. was not conducting operations at the time of the acquisition. Its sole asset was the worldwide rights to the production and distribution of the metal composite panel under US Patent No. 08/988, 697, Load Bearing Pre-fabricated Building Construction Panel, which is further addressed below.

                           The metal composite  system consists of two layers of
                  26 guage steel that are passed through a forming die and filled with an expanded polyurethane foam to form an insulating panel. The panels are two feet wide, three or five inches thick, and have an internal supporting member running lengthwise that allows the panel to be used as a structural panel without additional structural support. That feature differentiates this panel system from other foam-filled insulating and cladding panel systems.

                           The metal system will be used to  fabricate  low-cost
                  houses, and other structures complementing those of the polymer composite structural system within a slightly higher socio-economic level. The panels are very simple and versatile so as to permit their utilization to build most types of structures from dwellings to commercial and industrial structures. The system is capable of forming multi-story structures to four stories, without additional framework.

                           Daedalus is not  currently  producing the metal panel
                  system. Similar metal panel systems are produced by a variety of manufacturers and Daedalus' proprietary panel could be produced on a contract basis in the near term to meet contractual obligations. Daedalus is currently examining both in-house and contract production of the metal panel system.

                           Related  selling  prices  and costs for the  standard
                  configurations of these structures follow:

                           Production  costs (does not include  amortization  or
                  leasing costs):

                           o in-house - $2.10 per foot
                           o contract - $3.55 per foot




                  Selling prices*:

                 -----------------------------------------------------------------------------------------------
                 Structural Units            Measurement,    Measurement,     Area,       Area,        Price,
                 -----------------------------------------------------------------------------------------------
                 Basic Structural Unit       3.75 x 3.75     12.38 x 12.38    14.06      153.26       $3,200.00
                 Double Unit                 3.75 x 7.50     24.75 x 12.38    28.13      306.41       $4,100.00
                 Triple Unit                 3.75 x 11.25    37.12 x 12.38    42.19      459.55       $5,100.00
                 -----------------------------------------------------------------------------------------------

                  * subject to a royalty of $.15 per foot ($ Candaian) in accordance with the agreement between Daedalus-Cambridge and Douglas Murdock, the inventor of the metal system.

                  Testing. In general, there are no specific requirements to be met by building materials within the international market for low-cost housing. Nonetheless, finite element analysis was conducted on the structural panels of the composite system by Virginia Polytechnic Institute and State University. Results of that testing are available from Daedalus under the title of Recycled Composite Shelter Project:
         Structural Analysis and Testing, dated January 29, 1999. The panels performed well, substantiating their acceptability for use as housing materials.

                  Similar finite element analysis was performed on the panels of the metal composite system which demonstrated the ability of the panels to comply with the roof and floor loading requirements of the Canadian National Building Code, which should suffice for any requirements for low-cost housing imposed by developing countries.

                  Markets.   The  primary  market  for  the  Daedalus   Building
         System(TM)is divided into four parts:

                  o  low-cost and socialized housing programs
                  o  programs for those without adequate housing
                  o  programs for the homeless
                  o  disaster relief programs

                  A secondary market for all Daedalus' structures is the commercial market, which is currently being investigated by Daedalus throughout the United States and the rest of the world. Of particular interest in the United States is the market for residential outbuildings, such as garden sheds, etc.

                  The international industry for housing, including low-cost housing, is enormous--by any measure. Statistics for housing and construction within developing nations are generally inadequate for Daedalus' purposes. They do not adequately address the requirements within the world market for housing at all levels--particularly the bottom end--rather they support more conventionally recognized housing industry within developed and developing countries. Daedalus' focus within the international housing industry is generally focused upon the lowest level of the socio-economic spectrum, although the structures are suitable for the conventional construction and building industry throughout the world.

                  The figures that are more relevant for Daedalus'  purposes are those that are derived from such sources as the United Nations, the United Nations development Program, the United Nations High Commissioner for Refugees, Habitat, and the World Bank. Of even greater importance and accuracy are those derived from the officials of the respective countries. The following are several examples of the requirements for low-cost housing that were derived from their official representatives:

                  o Peru - two and three-quarter million
                  o South Africa - three million
                  o Philippines - three and three-quarter million
                  o Sri Lanka - one  million
                  o Madagascar - 35,000
                  o India - 31-33 million

                  The combined requirement for the countries listed above is approximately 41 million low-cost homes. Although the size of low-cost housing varies tremendously around the world, Daedalus' experience with low-cost housing markets reveals a tendency toward an average size of low-cost homes at approximately 450 square feet, which is the equivalent of Daedalus' three-unit house, or three basic structural units (see pricing chart above). Accordingly, the requirements reflected by only the countries listed above equate to approximately 123 million basic structural units of the polymer composite structural system.

                  The enormous worldwide demand for housing creates significant opportunity. One of the challenges in that opportunity is to identify replacements for conventional materials, namely wood. The impact of deforestation upon the environment has already raised public consciousness. The United States government--as announced during President Clinton's trip to Bangladesh (White House press release March 19, 2000)--announced that the United States will make available up to $6 million for a debt-for-nature swap for Bangladesh to invest funds in tropical forest conservation programs.

                  As example of the enormity of this opportunity, the Worldwatch Institute of Washington, DC, estimates that the requirement for houses in the Asian region alone over the next 50 years, is approximately 700 million homes. The amount of wood necessary to construct even minimal structures to meet that requirement will place further demands upon an already stressed environment. Accordingly, without the intervention of other factors, the building materials that Daedalus proposes may gain general acceptance as the requirement for alternatives to conventional materials increases.

                  Marketing and distribution methods for the products.. Although to date Daedalus has not successfully delivered any of its building systems, its principal marketing objective is to reach sales of 100,000 shelters per year by the end of the third year of operations and to establish equivalent production capacity and sales for the metal panels within that period.

                  Daedalus intends to market and distribute its structural panels--composite and metal--through strategic partners--organizations and individuals acting in their own interest to market Daedalus' products--in those countries of greatest promise. Daedalus intends to identify and select strategic partners with a strong interest in handling all aspects of the relationship with Daedalus, including all interface with public and private sector individuals and organizations. Daedalus will seek individuals and organizations that are well connected in both the private and public sectors; are experienced in the housing and construction industries; are experienced in contracting with public-sector organizations; and, possess the requisite financial strength to complement Daedalus' performance.

                  Daedalus marketing staff will be expanded and organized to interface with the strategic partners, to service their requirements, and provide demonstrations and practical training regarding the technical aspects of Daedalus' products and applications.

                  Daedalus markets its products throughout the world, with the principal source of printed matter being the U.S. Government, Department of Commerce publication, Commercial News USA. Daedalus receives daily mail and e-mail from around the world--principally from the private sector--requesting information on our products. Additionally, Daedalus continues personal visits to Embassies in Washington, DC, with such visits now numbering around 70.

                  New products. Daedalus has not publicly announced any new product or service.

                  Competitive business conditions. The low-cost housing market is very price sensitive and Daedalus' success in this market is not assured. Daedalus has not encountered a competitive product that offers the same features and benefits as the polymer composite structural system--within the same price range. There are direct competitors to the metal composite structural system, but few that are currently concentrating upon the lowest priced sector of the housing market and none other that are known to be both insulating and structural panels. However, other firms may enter into this market sector with greater capital resources and the ability to be more competitive.

                  Although Daedalus' marketing approach is principally upon private-sector sales to meet its objectives, to the degree that Daedalus' private-sector customers are dependent upon public funds, the real competition for Daedalus' products is scarce resources, the inability of the governments of developing countries to meet the basic needs of their people. Daedalus--through its private sector customers--will be competing for those scarce resources.

                  Daedalus competitive position. At this point in the development of Daedalus business, it is difficult to assess Daedalus' competitive position. Part of Daedalus' strategic approach is to capitalize upon a market that is so vast that competitive position--or market share--does not have the same relevance or degree of importance as it might in the US market or that of other developed countries. If Daedalus is able to meet its objective of producing and selling 100,000 units per year in the polymer composite systems and a corresponding number of metal systems, it would only reflect one-tenth of one percent of the market as it is currently understood.

                  Methods  of  competition.   Daedalus'   competitive  approach,
         principally that of the polymer system, is based upon five principal considerations:

                           o Pricing. Daedalus' pricing is believed to be the most competitive in the marketplace.
                           o Humanitarian. Daedalus' was based upon a determination of the need and then engineering a product to meet that need; it is solving a humanitarian problem that makes it supportable by public and private sector organizations.
                            o  Environmental.     Daedalus'    approach       is
                           environmentally sound by taking materials out of the waste stream and converting their non-biodegradable disposal liability into a structural strength.
                           o Material. Daedalus' approach is focused upon providing alternative materials, particularly to developing countries where shortages of conventional materials-particularly wood--exist and will increase.
                           o Economic considerations. Daedalus' approach is solidly focused upon the generation of stable and sustained economic growth in developing countries by employing local labor in the sales, assembly, and eventual manufacture, of the panels of the systems.

                  Incorporation of the metal composite system into the Daedalus Building System(TM) increases Daedalus' marketing and competitive efforts by permitting it to respond to a wider socio-economic sector of the populations of developing countries.

                  Sources and  availability  of raw  materials.  The primary raw materials used in the manufacture of the polymer composite housing system are recycled polyolefins, primarily polyethylene and polypropylene, with various additives, including glass fiber and talc. The types of material required may be derived from both post-industrial and post-consumer waste streams, both of which are readily available.

                           Principal   suppliers.   Daedalus   Composites,   was
                  established--in Ontario, Canada--for the purpose of acquiring and processing approximately 125,000 pounds per day of recycled plastics to meet the material requirements of the polymer composite building system. That facility will have the capacity to provide recycled materials to satisfy the production requirements for the Peruvian contract and beyond. In the case of the metal building system, there is a plentiful supply of light gauge steel for production of the structural panels.

                  Dependence on major customers. Daedalus has two contracts with a private-sector organization in Lima, Peru, the World Business Investors Group (WBIG), which are subject to WBIG qualifying for financing by the Export-Import Bank of the United States. Currently these are the only contracts in hand and Daedalus will be dependent upon these contracts for its near term success unless others are developed.

                  The first contract is for a minimum of 36,000 basic structural units over three years, utilizing polymer composite material, and a minimum sales value of $67.5 million. The second contract is for the purchase of 22 million square feet of the metal composite system over one year for a total of $121 million. The Export-Import Bank of the US provided a letter of interest to Daedalus with regard to the first contract and verbally expressed the same interest in the second.

                  Daedalus is actively marketing its products throughout the international marketplace, communicating with approximately 300 private and public-sector entities in over 100 countries. Daedalus does not view its long term business survival as dependent upon a few major customers.

                  Supporting documents and agreements.

                           Patents. The patent for metal panel building system has been allowed (but not yet issued) under the US Patent Application No. 08/988,697, entitled LOAD BEARING PRE-FABRICATED BUILDING CONSTRUCTION PANEL. A similar patent application (2,254,497, filed November 24, 1998) exists under the same name in Canada, which has not yet entered into the examination process. Both patents provide for load bearing, pre-fabricated building construction panels that differ principally from similar metal panel systems by the fact that they are load bearing as opposed to being exterior, siding, or merely insulating panels, thus eliminating the need and expense involved with the use of an interior, skeletal structure, to support the panels.

                           Trademarks.    Daedalus   Building   System(TM)is   a
                           registered trademark of Daedalus.

                           Licenses.

                                    Polymer   composite   system.   The  polymer
                           composite system is licensed to Daedalus by the Daedalus Project, Inc.

                                    Metal  composite  system.  The rights to the
                           metal composite system were acquired from Cambridge Unique Associates, Inc., as covered under an original agreement with Douglas G. Murdock as further described under the acquisition and stock transfer agreement between Daedalus and Cambidge Unique Associates.

                           Royalty agreements.

                                    Polymer   composite   system.    The   above
                           referenced license agreement provides for a five percent royalty on the gross sales of the polymer composite structural system to be paid to The Daedalus Project, Inc. by Daedalus.

                                    Metal composite system. The above referenced
                           acquistion agreement provides for a $.15 ($ Canadian) per foot royalty to be paid to the inventor of the metal system.

                  Need for governmental approvals of principal products. As a general rule, universal building codes do not exist and few, if any, exist within the developing world that would adversely impact the sales of either the composite or metal building systems. However, as a practical matter, requirements differ by country. Daedalus made a conscious decision not to pursue the US building industry, preferring to concentrate in developing countries where the need for low-cost housing is much greater and government regulation is, generally, non-existent.

                  Effect of existing or probable governmental regulations. Daedalus is subject to a wide range of federal, foreign, state, and local law and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to Daedalus are laws relating to air emissions, wastewater discharges and the handling, disposal and release of solid and hazardous substances and wastes. Based upon continuing internal review and advice from independent consultants, Daedalus believes that it is currently in compliance with applicable environmental requirements.

                  Estimate on research and development costs. Daedalus has not expended any funds on research and development. Product development was conducted by those organizations from which the products were licensed.

                  Costs and effects of compliance with environmental laws (federal, state, and local). Daedalus' operations under Daedalus Composites and most of manufacturing processes envisioned for its products are mechanical and are therefore considered to be environmentally benign. The polyolefin resins used as raw materials are readily recyclable and are typically reclaimed within Daedalus' own operations. As a result, Daedalus does not currently anticipate any adverse effect on its operations, financial condition, or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of Daedalus' business, and there can be no assurance that environmental liabilities will not arise. Future developments in environmental regulation could lead to unanticipated costs of environmental compliance.

                  Number of total employees and number of full time employees. As of the date of this prospectus, Daedalus employs seven people, working full-time, in its Alexandria office. Daedalus Composites employs twenty people working full-time at its Canadian facility. No employee is represented by a labor union or trade council. Daedalus considers its employee relations to be very good.

                  Facilities. Daedalus and its subsidiaries operate from the following leased facilities:
                  o Alexandria, Virginia 4,556 square feet - Office, Marketing, and Sales

                  o  Brantford,  Ontario,  Canada  55,000  square feet - Office,
                    Marketing, Sales, Manufacturing and Warehousing

                  Reports to security holders. Daedalus Systems, Inc. filed with the Securities and Exchange Commission a registration statement on Form SB-2 to register the shares of Daedalus common stock to be distributed to the Empiric shareholders.

                  The registration statement and the exhibits and schedules may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference rooms in other locations. Also, you can review this information at the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

                  This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. Daedalus will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting Daedalus at 8653 Richmond Highway, Alexandria, VA 22309-4206, Attention: Chief Financial Officer, telephone:
         703.360.5700.

                  Daedalus has not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.

                  MANAGEMENT'S DISCUSSION OF PLAN OF OPERATION

         Equity exchange with Empiric Energy, Inc. In October, 1999, Daedalus reached agreement with Empiric Energy, Inc. to exchange equity between the companies and to pursue complementary objectives. Upon completion of the exchange, both companies will hold a meaningful amount of the stock of the company, which is a reflection of the commitment between the parties in promoting their mutual interests through their combined activities for the benefit of their respective stockholders.

         No merger of the companies is planned and neither company plans on becoming a subsidiary of the other. Empiric plans to distribute a portion of the stock it receives from Daedalus--that portion covered by this prospectus--to its shareholders. The fundamental basis for the agreement is the mutual interests of the parties in the energy aspects of community planning which reflects Daedalus' approach to community building. Although Daedalus only has two main products today, the agreement reflects the broader scope of the parties' interests in creating community systems based upon structures, water, energy, sewage, and waste management services. Empiric's stock will be held by Daedalus for the benefit of its stockholders and may continue to be held or sold depending upon its appreciation and the continued success in the cooperative activities of the parties.

         Plan of operation. The following discussion contains Daedalus' plan of operation for the next twelve months. Accordingly, it contains forward-looking information that reflects Daedalus' plans, estimates and beliefs. Actual results may differ. Potential investors should read the following discussion in conjunction with Daedalus' financial statements including the related notes, which appear elsewhere in this prospectus.

         During the next twelve months, Daedalus intends to make progress toward accomplishing objectives in six principal areas, namely:

                  o Staffing. Daedalus intends to increase its full-time staff in Alexandria to meet the requirements of the overall activities and, specifically, to meet the needs for increased marketing of its products. As production continues to expand in the Canadian plant, increases in staff at that location will also be necessary. Increases in Canada will be coincident with increased revenue at that location. Increases in Alexandria may lag positive cash flow, requiring additional capital.

                  o Design. Daedalus' in-house design capability requires expansion to include automation to keep abreast of the demands of potential customers and industry standards. Costs associated with an automated system would require additional capital.

                  o Marketing. Marketing activities, including the preparation of both printed and electronic marketing materials, must be expanded in order to achieve profitability. Daedalus intends to conduct extensive marketing operations in order to develop additional contracts for its housing systems. Those activities will result in the need for additional capital.

                  o Control and information systems. Daedalus requires additional control and information systems to permit the timely and efficient exchange of information both internally and externally. Acquisition and installation of those systems will require additional capital.

                  o Production. Daedalus must commence production, either through internal means or on a contract basis, to fulfill its obligations under its existing contracts for its building systems. Development of an internal production capacity will require additional funds, although financing options exist for most of the equipment that Daedalus would require.

                  o Research and development. Daedalus intends to conduct research and development to lower the cost of its polymer composite structural system as further described below.

                  In order to meet the objectives briefly outlined above, Daedalus will have to raise additional capital, either equity or debt, to meet a combination of increased level-of-effort expenditures and those for machinery and equipment.

                  Cash requirements and additional funds. As of the January 31, 2000, Daedalus had approximately $80,000 in cash, receivables, and prepaid deposits. Additionally, Daedalus Composites has approximately $20,000 in inventory of recycled plastics available for sale. As of the said date, Daedalus had approximately $337,000 in current payables. Considerably more funds will be required to accomplish the general objectives outlined above.

                  Daedalus is presently considering all available options to generate adequate cash to meet its needs. Under the current conditions, Daedalus will require an average of approximately $85,000 per month over the next twelve months to meet its level-of-effort expenditures.

                  On March 31, 2000, Daedalus--under Daedalus Composites--received limited debt financing from GE Capital of Canada in the amount of $750,000 Cdn. (approximately $500,000 USD) with a security guaranty taken against two pieces of equipment in the Canadian facility; both Erema plastic extruders. The term of the loan is 60 months commencing April 29, 2000, at a rate of prime rate plus 1.75%.

                  Currently, Daedalus is circulating a private placement memorandum to raise a combination of debt and equity totaling $5 million. Simultaneously, we are communicating with additional asset-based lending institutions to borrow against the remaining unencumbered equipment at the Canadian plant. That equipment was recently appraised--at the request of GE Capital, Canada, at approximately $5.6 million (orderly disposition) and $2.9 million (forced sale). However, there can be no assurance that the requested financing will be available or, if so, will be available on terms favorable to Daedalus. If adequate funds are not available or are not available on acceptable terms, Daedalus' ability to fund expansion, take advantage of unanticipated opportunities, develop or enhance products or otherwise respond to competitive pressures could be significantly limited.

                  If Daedalus is unable to generate sufficient capital through debt or equity placement in the near term, Daedalus will concentrate effort upon moving the Canadian facility toward greater profitability until it is able to support greater debt service to meet the desired objectives.

                  Planned research and development. In expansion of the earlier statement, Daedalus' principal research and development objective over the next 12 months is to lower the cost of its polymer composite building system. In addition to the constituent polymers, the panels may contain various amounts of other natural or synthetic recyclable or virgin materials. Daedalus intends to conduct research and development using additives, such as ground glass, volcanic ash, fly ash, rice husks, sand, and other materials that occur naturally in the countries of interest, such as rubber, glass, fiberglass, paper, fiber, and metal in proportions that may contribute to their structural integrity while remaining compatible with the basic manufacturing processes. Rather than simply using the polymer composites as structural material, Daedalus' planned developmental activities, to be undertaken in cooperation with Virginia Tech, George Washington University, the University of Toronto, and the University of Newcastle, UK, will eventually permit the utilization of the locally-available materials listed above. As a goal, in contrast to the production costs shown above, the estimated material cost of a basic structural unit fabricated from a 60% sand/polymer alloy is approximately $100. Local production of these materials, in countries in which markets are developed, is one of the competitive aspects of Daedalus' overall competitive strategy.

                  Expected purchase of plant and equipment. Daedalus is committed to near-term production of both the polymer and metal systems, but has not yet committed to a large cash expenditure for equipment. The Canadian facility has adequate space for expansion of production for the polymer panels. The approximate cost for the required equipment would be $2,500,000, but would be financed, not purchased for cash.

                  In the case of the metal system the approximate costs for production equipment would be the same as that for the polymer panels. The principal difference is that the metal system would require an additional facility.

                  In order to balance the requirement for production of both the polymer and metal systems against a cash short position, Daedalus will probably opt for contract production for the structural material until sufficient cash is available. The costs associated with that approach would entail--at most--purchase of molds in the case of the polymer system, and metal forming dies for the metal system. The total expenditure for those items should not exceed $500,000. Daedalus' preference would be for the contract producers to pay for the molds and dies with an impression charge applied for each piece of the polymer system and a running foot charge in the case of the metal panels. Such arrangements are not uncommon within either industry.

                  Increases in work force. Along with the increase in the work force anticipated to meet increased production in Canada and the marketing activities in Virginia, general and administrative expenses are expected to increase as we expand our staff to support the growth of the business. Those costs are included in the figure stated above for level-of-effort activity. Increases above those levels will require realization of income before they can be implemented.

                             MANAGEMENT OF DAEDALUS

Executive Officers and Directors

         Following is a summary listing of the Executive Officers and Directors of Daedalus, providing their names, ages, and positions. All Executive Officers and Directors have been with Daedalus since its inception.

Executive Officers

         Name                         Age     Position
         ----                         ---     --------

         Edward A. McCulloch          57      President, Chief Executive
                                              Officer

         David Lightbody              43      Executive Vice President
                                              and Chief Financial Officer

         Patricia L. Espino-Nayar     30      Vice President, Secretary-
                                              Treasurer, and Controller

         Abbey Nash                   72      Vice President, Production
                                              and Engineering, and Director,
                                              Daedalus Composites, Inc. (Canada)

         Norio Sakai                  70      Vice President, Design


Directors

         Name                         Age     Position
         ----                         ---     --------

         James A. Lyons, Jr.          72      Chairman
         Edward A. McCulloch          57      Director
         Grant L. Hopkins             53      Director
         Ralph O. Hutchison           76      Director
         David Lightbody              43      Director
         George C. Montgomery         55      Director
         Norio Sakai                  70      Director
         Robert J. Salmon             57      Director
         Walker A. Williams           59      Director


         Term of office. All current officers and directors serve until the next annual meeting of shareholders or until they are elected and qualified. Each executive officer and director of Daedalus holds office until a successor is elected, or until the earliest of death, resignation or removal. All officers serve at the discretion of the Board of Directors.

         Significant employees. While all employees of Daedalus are expected to make a significant contribution to the business, there are no further individuals that will be listed under the spirit and intent of the guiding regulation.

         Family   relationships.   There  are  no  family   relationships  among
directors, executive officers, or significant employees of Daedalus.

         Involvement in certain legal proceedings. None of Daedalus' directors, or executive officers have been involved in any legal proceedings related to bankruptcy; criminal proceedings; orders, judgements, or decrees; have been found in violation of federal or state securities or commodities laws; or, any other act requiring reporting as defined by reference.

         Other directorships held in reporting companies. None of Daedalus' directors hold other directorships in reporting companies.

         Business   experience.   Following  are  biographical   summaries  that
highlight the business experience of Daedalus' executive officers and directors during the past five years.

         Executive Officers.

                  Edward A. McCulloch, President, Chief Executive Officer, Director, and founder of Daedalus. Mr. McCulloch has spent the past two and one-half years--as president of the Daedalus Project, Inc., developing the business development model and technology that permitted the formation of Daedalus.

                  During the previous two and one-half years, he was involved in international marketing and business development, principally with the commercialization of technology for the removal of metal ions from aqueous-based waste streams using water-soluble polymers and hollow-fiber membrane technology; developed by Los Alamos National Laboratory for which the small company he previously owned--Micro-Set Inc.--was chosen as the industrial partner for the laboratory.

                  During the same time period, through his company, The Chesapeake Group, International Programs In Applied Technology, Inc., Mr. McCulloch was directly involved in the international marketing of a broad range of products, processes, and technologies including: immunochemicals, biological raw material; medical diagnostics; contraceptive devices; special coatings; low-cost drinking water systems for developing countries; absorbent and superabsorbent polymers for the recovery of a variety of hazardous and non-hazardous liquids and the filtration of primary aromatics. Additionally, Mr. McCulloch designed a business model for small business participation within the global economy based upon population-based, critical, non-discretionary products, processes and technologies. He maintains a general contracting license and has recent and relevant experience in disaster response planning in foreign countries.

                  Mr. McCulloch was the principal organizational recipient of a 1998 Innovation Award from Virginia's Center for Innovative Technology for Daedalus' World Shelter Project, the recycled polymer composite housing system now known as the Daedalus Building System(TM)

                  David Lightbody, Ph.D., Executive Vice President, Chief Financial Officer, and Director is a Polymer Chemist who participated, along with Mr. McCulloch, in the development of Daedalus' composite housing concept from its inception.

                  Prior to joining Daedalus, Dr. Lightbody was the molded products manager with British Polythene Industries, PLC--the largest polyethylene film company in Europe, and a leader in the field of plastics recycling, where he managed a plastics recycling business that processed over 5000 tons per year.

                  Patricia  Espino-Nayar,  Vice President,  Secretary-Treasurer,
         and  Controller,  has been  with  Daedalus  since  its  inception.  Ms.
         Espino-Nayar is a Chemical Engineer with responsibility for administration, corporate matters, accounting, financial execution and accounting, and project development. She was instrumental in negotiation of Daedalus' first contract with Peru.

                  In addition to her responsibilities within Daedalus's domestic activities, Ms. Espino-Nayar established, and is the Managing Director of, Daedalus Construction, Inc., a Philippine-based affiliate of Daedalus formed for the purposes of contracting with the public and private sectors of the Philippines. Similarly, Ms. Espino-Nayar was instrumental in the recognition of Daedalus' World Shelter Project by Virginia's Center for Innovative Technology with an Innovation Award.

                  Ms. Espino-Nayar has been the Secretary-Treasurer of The Chesapeake group of companies, including The Daedalus Project, Inc., from which the Daedalus Building System(TM) was licensed. She was also the General Manager of Chesapeake BioProducts, Inc., from 1996. As with her current assignment in Daedalus, her previous duties included responsibility for administration, corporate matters, accounting, financial execution and accounting, and project development.

                  From 1994-1996 Ms. Espino-Nayar was the Product Manager for Nike International Philippines, Incorporated, a distributor of Nike products.


                  Abbey Nash, Vice President, Production and Engineering, Director, Daedalus Composites, Inc. (Canada), and ex-officio member, Daedalus Systems, Inc., Board of Directors. Mr. Nash has direct and relevant experience in the plastics recycling industry, holds patents on several articles that can be fabricated from recycled composites, is experienced in the production of plastic molded products, and, is experienced in modular and low-cost housing projects, worldwide. Mr. Nash was the principal motivating force behind Daedalus' acquisition of Cambridge Unique Associates, Inc.

                  Mr. Nash is the co-founder, Executive Vice President, Chief Technology Officer, director and minority shareholder of Palletronix, Inc., Ontario, Canada.

                  Norio Sakai, Vice President, Design and Director, has participated with Mr. McCulloch as the chief architect of the project since its inception, participating in basic design of the structural components of the composite building system, designing its most elaborate structures, and providing engineering drawings for the fabrication of molds. Mr. Sakai has been an architectural consultant for over 30 years.

                  Mr. Sakai's broad personal experience brought greater depth to the Daedalus Building System(TM) than simply the design of prefabricated, modular, or panel systems. He has permitted Daedalus to capitalize upon demographically-driven community design as a fundamental and competitive aspect of Daedalus' composite and metal panel systems.

         Directors

                  Admiral James A. Lyons, Jr., USN (Ret.). Admiral Lyons, Chairman of the Board of Directors of Daedalus and former Commander-in-Chief of the US Pacific Fleet, is President and CEO of
         LION Associates, an international consulting firm that provides technical expertise in the areas of international marketing and trade, foreign policy and security affairs along with defense and commercial procurement. Additionally, Admiral Lyons is Chairman, President, and CEO of Guam Industrial Services, Inc. and Guam Shipyard, Inc., providing ship repair and maintenance services to deployed units of the U.S. Pacific Fleet.

                  In addition to his association with Daedalus, Admiral Lyons serves as: Director, Wilson UTC; Director, SHIPINVEST, II; Director, Defense Intelligence Scientific and Technical Advisory Board; Director, The National Coalition for Defense Advisory Board; and, Member, Advisory Committee National Foundation for Cancer Research

                  Grant L. Hopkins is the founder of Combined Area Studies of Pittsburgh, Pennsylvania. Combined Area Studies is a strategic facilitator of relationships within the defense, national security, and technology sectors, with a number of domestic and foreign clients, most recently the Republic of Yemen.

                  Prior to Combined Area Studies Mr. Hopkins was employed for over a decade by the Washington DC based petroleum consultancy, The Petroleum Finance Company, Ltd. where he headed Special Projects and founded its Studies & Observations Group, which used the intelligence cycle to provide clients with real time information on events affecting petroleum markets thus allowing them to make independent market-related assessments regarding supply, production and commercial trading. Mr. Hopkins left Petroleum Finance in 1997 to found Combined Area Studies.

                  Ralph O. Hutchison. Mr. Hutchison is a licensed Professional Engineer in South Carolina, Georgia and Texas, who has served for twenty-eight years as President and CEO of National Stonehenge
         Corporation, a management consulting firm that provides management audits, acquisition analysis and evaluation, operations analysis, financial and management controls to improve profits. The company also provides asset audits for refinancing, production planning and management. Additionally, Mr. Hutchison served as the Honorary Consul for the Grande-Duche' de Luxembourg for the Southeastern United States.

                  Mr. Hutchison is the founder of United Real Estate Management Corporation serving as President and CEO of that real estate management company. National Stonehenge Corporation and United Real Estate Management Corporation have acted as advisors to major banks, trusts, pension funds and the FDIC since 1972.

                  Ambassador George C. Montgomery. Ambassador Montgomery is the former US Ambassador to the Sultanate of Oman. He is a partner in the Washington office of Baker, Donelson, Bearman and Caldwell where he is managing partner.


                  Robert J. Salmon. Mr. Salmon has been a director with Daedalus since its inception. Mr. Salmon is an independent management consultant who developed medical insurance, emergency procedures, equipment and supplies outfitting and a medical management plan for NESCOR Incorporated, a private natural resources company operating in the Gobi Desert region of Mongolia and China.

                  He has provided research services and reports to a private sponsor of medical facilities and food for disaster relief. In addition, he also participated in the refinancing of a private auto parts manufacturer.

                  Mr. Salmon has broad experience as a developer and project Manager for EXXON Chad/Cameroon malaria control; including recruitment of paramedical personnel for emergency and disaster relief activities; development of specifications for emergency medical supplies; and vendor networks for turnkey hospitals; medical equipment and supplies; and, pharmaceuticals and drugs necessary to support emergency medical and mortuary services.

                  Walker A. Williams. Mr. Williams has worked with Daedalus over the past two years, first as a consultant and then as a Director of the Daedalus Project, to advance the company's objectives of with specific emphasis upon the District of Columbia, west and south Africa and humanitarian programs directed toward solution of the worldwide housing shortage, such as Habitat for Humanity International.

                  Mr. Williams is President of Education Africa USA, a non-profit, non-political organization committed to providing quality educational opportunities within South Africa. Mr. Williams is also president of Alternative Marketing Access, a full-service communications and management consulting firm.




                             Executive Compensation

         Directors of the corporation are not compensated unless they otherwise perform duties for the corporation, such as those of the officers.

         There has been no  compensation  awarded to,  earned by, or paid to Mr.
McCulloch and Dr. Lightbody for the year ended December 31, 1999. Therefore, the table detailing executive compensation for the past fiscal year has been omitted.

         The following table sets forth the executive officers of Daedalus whose aggregate compensation for the year ended December 31, 2000, is expected to exceed $100,000 per year:

                           Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------
                                                  Annual Compensation       Long Term Compensation
---------------------------------------------------------------------------------------------------------------------
------------------------------------- ---------- ------------ ------------ -------------- ---------------------------
                (a)                      (b)         (c)          (d)           (f)                  (g)
------------------------------------- ---------- ------------ ------------ -------------- ---------------------------
              Name and                  Year       Salary        Bonus      Restricted      Securities Underlying
         Principal Position                          ($)          ($)         Stock               Options/SAR (#)
                                                                             Awards ($)
------------------------------------- ---------- ------------ ------------ -------------- ---------------------------
        Edward A. McCulloch             2000       225,000         0             0                    0
           President and                2001       275,000         0             0                    0
      Chief Executive Officer,          2002       325,000         0             0                    0
------------------------------------- ---------- ------------ ------------ -------------- ---------------------------
          David Lightbody               2000       130,000         0             0                    0
    Executive Vice President and        2001       160,000         0             0                    0
      Chief Financial Officer           2002       190,000         0             0                    0

------------------------------------- ---------- ------------ ------------ -------------- ---------------------------
All officers and directors              2000       553,000         0             0                    0
      as a group (5 officers)
------------------------------------- ---------- ------------ ------------ -------------- ---------------------------

         The employment agreements are relatively straightforward agreements that provide compensation, without complicated bonuses or stock options, for the founder of the company, the developers of the composite technology, and Daedalus' senior decision-makers. Under the agreements, both employees are provided the same level of health insurance as all other employees and the opportunity to participate in any program of higher education at the expense of the company so long as that education relates to the business of Daedalus and to the functions for which they are employed. To date, no educational expense has been incurred on the part of either employee.

                              Related Transactions

         The Daedalus Project, Inc. is affiliated with Daedalus Systems, Inc. Edward A. McCulloch is the principal shareholder and President of The Daedalus Project, Inc. Initial ownership of common shares in Daedalus Systems, Inc.--on October 28, 1999--was pursuant to the original subscription agreements with investors in The Daedalus Project, Inc., which provided, among other things, for the ownership by those shareholders of any other entities created by The
Daedalus Project, Inc. for public or distributed ownership. Thus, with the exception of the equity position of Mr. McCulloch--who agreed to take a reduction--the initial equity positions of the owners of Daedalus Systems, Inc., reflect their absolute ownership of The Daedalus Project, Inc. Mr. McCulloch received 3,447,150 shares of Daedalus Systems, Inc. common stock, all 250,000 shares of Daedalus Series A preferred and all 1,000,000 shares of Daedalus Series B preferred, the latter containing certain "earn-out" provisions pertaining to the performance of the company and their conversion to common stock.

         On October 31, 1999, The Daedalus Project, Inc. and Daedalus Systems, Inc., entered into agreement to transfer all rights to the composite housing technology of the Daedalus Building System(TM), developed by Mr. McCulloch and advanced by The Daedalus Project, Inc., and the capital stock of Daedalus Composites, Inc., its Canadian subsidiary, in exchange for a five percent royalty on the gross sales of Daedalus.

         Mr. McCulloch is also the principal shareholder of Chesapeake Services Corporation. Daedalus leases approximately 4,556 square feet of office space in Alexandria, Virginia from Chesapeake for approximately $82,000 per year, under a five-year lease. Mr. McCulloch owns all of Chesapeake Services Corporation through its parent corporation, The Chesapeake Group, International Programs In Applied Technology, Inc. The terms of the lease are as fair to Daedalus as those that could have been obtained from unrelated third parties and arms-length negotiation.

                 PRINCIPAL SHAREHOLDERS OF DAEDALUS COMMON STOCK

           (Before the Distribution - 8,700,000 common shares issued)

                                     Common
Name and Address                   Shares Owned                Percentage
of Beneficial Owner                Beneficially                  Owned
-------------------                ------------                ----------

Edward A. McCulloch (5)              3,336,982                   38.36%
7514 Ridgecrest Drive
Alexandria, VA  22308

Robert J. Salmon
3623 Raymond Street
Chevy Chase, MD  20815               1,000,000                   11.49%

Steve Stone and
William Johns, Sr. (jointly held)
25802 Novi Road
Novi, MI  48375                      819,000                      9.41%


All officers and directors(6)
As a group (11 persons)              5,414,482                   62.24%


Note: The principal shareholders will not receive additional shares in the offering.












---------------
5 Mr. McCulloch owns 3,336,982 shares of Daedalus common stock, 250,000 shares of Daedalus Series A Preferred Stock, and 1,000,000 shares of Daedalus Series B Preferred Stock, each of which has one vote on matters pertaining to preferred shareholders. Additionally, each share of the Series A Preferred Stock has 30 votes on all matters submitted to shareholders of common stock; and, each common share has one vote. Therefore, Mr. McCulloch will own 38.36% of the outstanding common stock, 33.33% of the preferred stock, 66.89% of the common voting rights and 33.33% of the preferred voting rights of all of Daedalus' outstanding capital stock. Mr. McCulloch will have, as a practical matter, control of Daedalus.

6 All officers and directors, as a group, own a total of 62.24% common shares and control of cumulative voting rights of 79.70%.



Voting class of preferred stock

--------------------------- ----------------------------- -------------------------- --------------------
           (1)                          (2)                          (3)                      (4)
--------------------------- ----------------------------- -------------------------- --------------------

      Title of Class              Name and Address            Amount and Nature            Percent of
                                of Beneficial Owner          of Beneficial Owner          Class Owned
--------------------------- ----------------------------- -------------------------- --------------------

     Preferred Stock        Edward A. McCulloch,               250,000 shares                 100
         Series A           7514 Ridgecrest Drive,
                            Alexandria, VA  22308
--------------------------- ----------------------------- -------------------------- --------------------

                      DESCRIPTION OF SECURITIES OF DAEDALUS

Common Stock

         Daedalus has 30,000,000 shares of authorized common stock, with 8,700,000 shares issued and outstanding, at $0.01 par value per share. Upon completion of the registration statement and distribution of 1,000,000 shares to the stockholders of Empiric, 10,200,000 shares of common stock will be issued and outstanding. Daedalus does not intend to distribute dividends to its common stockholders in the foreseeable future. Each outstanding share of common stock is entitled to cast one vote on all matters submitted to a vote of stockholders. The shares of common stock will not be redeemable or convertible, and the holder will have no preemptive rights to purchase any securities of Daedalus

Preferred Stock

     Daedalus has 3,000,000 shares of authorized preferred stock at $1.00 par value per share, with 2,625,000 shares issued and outstanding, as Series A, B, C, and D preferred stock. The remaining 375,000 shares of authorized stock is issuable in one or more series, and shall have the rights, preferences, and other features to be determined by Daedalus' board of directors.

     Designated, Issued and Outstanding:

         o Series A preferred stock have 250,000 shares designated, issued and outstanding, with liquidation preference of $1.00 per share. Series A is equal to Series B preferred stock, and senior to all other series of preferred stock of Daedalus. Each share of Series A stock may, at the option of the holder, be converted into one share of common stock of Daedalus at any time within twenty years. This preferred stock is entitled to cast thirty votes, in common with the votes to which holders of Daedalus common stock are entitled to cast, one vote per share, on all matters submitted for action by the stockholders, as stated in the Certificate of Incorporation of Daedalus or applicable provisions of the General Corporation Law of Delaware. There holders have no redemption rights and dividends will not be distributed. Provided funds are legally available, all shares of Series A preferred stock outstanding on the twentieth anniversary of the Closing of the Agreement with Empiric (note 3) may be called by Daedalus at a price of $1.00 per share.

         o Series B preferred stock have 1,000,000 shares designated, issued and outstanding, with liquidation preference of $2.50 per share. Series B is equal to Series A preferred stock, and senior to all other series of preferred stock of Daedalus. Subject to Daedalus' satisfying the conditions pertaining to its Pre-Tax Earnings and quantity limitations, the shares of Series B preferred stock may, at the option of the holder, be converted into shares of common stock of Daedalus upon reaching the following earning plateaus, on or before December 31, 2003:

                  - Upon record of $5,000,000 pre-tax earnings, 333,333 Series B shares can be converted into 1,666,665 Daedalus common shares.

                  - Upon record of an additional  $5,000,000 in pre-tax earnings
                    (a total of $10,000,000 pre-tax earnings), an additional 333,333 Series B shares can be converted into 1,666,665 Daedalus common shares.

                  - Upon the  record  of an  additional  $6,000,000  (a total of
                    $16,000,000 pre-tax earnings), an additional 333,334 Series B shares can be converted into 1,666,670 Daedalus common shares.

         o Series C preferred stock have 1,000,000 shares designated, issued and outstanding, with liquidation preference of $2.50 per share. Series C is subsequent to Series A and Series B, equal to Series D, and senior to all other series of preferred stock of Daedalus.

             Series C does not hold voting rights and dividends will not be distributed to its holders. Subject to Daedalus satisfying the conditions pertaining to its Pre-Tax Earnings, the shares of Series C preferred stock may, at the option of the holder, be converted into shares of common stock at $2.00 per share upon reaching the earning plateau of $1,000,000.

         o Series D preferred stock have 375,000 shares designated, issued and outstanding, with liquidation preference of $2.50 per share. Series D is subsequent to Series A and Series B, equal to Series C, and senior to all other series of preferred stock of Daedalus. Series D does not hold voting rights and dividends will not be distributed to its holders. Subject to Daedalus' satisfying the conditions pertaining to its Pre-Tax Earnings and quantity limitations, the shares of Series D preferred stock may, at the option of the holder, be converted into shares of common stock of Daedalus at $2.00 per share, upon reaching the following earning plateaus, on or before December 31, 2003:

                  - Upon record of $10,000,000 pre-tax earnings,  125,000 Series
                    D shares can be converted into 62,500 Daedalus common shares.

                  - Upon record of an additional $10,000,000 in pre-tax earnings
                    (a total of $20,000,000 pre-tax earnings), an additional 125,000 Series D shares can be converted into 62,500 Daedalus common shares.

                  - Upon the  record of an  additional  $10,000,000  (a total of
                    $30,000,000 pre-tax earnings), an additional 125,000 Series D shares can be converted into 62,500 Daedalus common shares.

Warrants

         Daedalus has 750,000 of authorized Series A common stock warrants, with expiration date of September 30, 2003. The holders of each Series A warrant will have the right to purchase one share of Daedalus' common stock at a price of $2.00 per share. Daedalus shall have the right to call for redemption of all Series A warrants then outstanding when the Average Market Price of Daedalus' common stock is at least $3.00 per share for a period of ten consecutive market days. The redemption price is $0.10 per warrant.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The market price of the common stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the common stock in the public market following the distribution. The 1,000,000 shares included in the distribution will be freely tradable.

         All of the 8,700,000 outstanding shares of common stock may be sold in the public market only if registered or pursuant to Rule 144 of the Securities Act. The provisions of Rules 144 provide that these securities will be available for sale in the public market on October 31, 2000 which is one year from the date they were issued, subject to the volume limitations and other conditions of Rule 144.

         Daedalus also has 250,000 shares of Series A Preferred Stock outstanding owned by Mr. McCulloch that are convertible into a number of shares of common stock. Mr. McCulloch also owns 1,000,000 outstanding shares of Daedalus Series B Preferred Stock that are convertible into as many as 5,000,000 shares of common stock, in accordance with a pre-tax earnings formula. We also have outstanding 1,000,000 shares of Series C Preferred Stock that are convertible into 500,000 shares of common stock and 375,000 shares of Series D Preferred Stock that are convertible into 187,500 shares of common stock if certain pre-tax earnings levels are achieved. These shares of common stock that become outstanding upon any conversion of the said preferred stock may also be sold in the public market pursuant to Rule 144.

         Rule 144. In general, under Rule 144, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three- month period a number of shares that does not exceed the greater of: one percent of the number of shares common stock then outstanding, which will equal approximately 102,000 shares immediately after the distribution; or the average weekly trading volume of the common stock on the National Association of Securities Dealers Over-the-Counter Electronic Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Daedalus.

                                  LEGAL MATTERS

         The validity of the common stock covered by this prospectus will be passed upon for Daedalus by our counsel, Herbert S. Rosenblum, Esq., Alexandria, Virginia. Carl A. Generes, Esq., Dallas, Texas, has acted as special securities counsel to Daedalus.


                                     EXPERTS

         This registration statement includes the financial statements of Daedalus for the period May 20, 1999 (inception) to October 31, 1999, which have been audited by Pannell Kerr Forster PC, independent certified public accountants. These financial statements have been included herein in reliance upon the audit reports appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                        DISCLOSURE OF COMPANY POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation and by-laws provide that we shall indemnify all of our directors and officers to the fullest extent permitted by Delaware law. Under such provisions, the director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Daedalus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling Daedalus pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         We maintain officer's liability insurance providing aggregate coverage of $5,000,000.

                         DAEDALUS BUILDING SYSTEMS, INC.
                                AND SUBSIDIARIES

                              Financial Statements
                     For The Period May 20, 1999 (Inception)
                             To October 31, 1999 and
                           For The Three Months Ended
                          January 31, 2000 (Unaudited)

                                Table of Contents

Independent Auditors' Report ....................................

Consolidated Balance Sheets .....................................

Consolidated Statements of Operations ...........................

Consolidated Statements of Stockholders' Equity .................

Consolidated Statements of Cash Flows ...........................

Notes to Consolidated Financial Statements ......................

                            Pannell Kerr Forster PC
                               Fairfax, Virginia


                          Independent Auditors' Report

To the Stockholders and Board of Directors
Daedalus Building Systems, Inc.
Alexandria, Virginia

We have audited the accompanying consolidated balance sheet of Daedalus Building Systems, Inc. and subsidiaries as of October 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period May 20, 1999 (inception) to October 31, 1999. These financial statements are the responsibility of Daedalus' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Daedalus Building Systems, Inc. and subsidiaries at October 31, 1999, and the results of their operations and their cash flows for the period May 20, 1999 (inception) to October 31, 1999, in conformity with generally accepted accounting principles.


/s/  Pannell Kerr Forster
-------------------------
Pannell Kerr Forster PC

April 10, 2000




                Daedalus Building Systems, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                     Assets

                                                              October 31      January 31
                                                                 1999           2000
                                                              -----------    -----------
                                                                             (Unaudited)

Current assets

   Cash                                                      $    74,953    $    17,949
   Accounts receivable trade                                      18,272         47,227
   Inventories                                                    11,596         20,960
   Prepaid expenses                                                8,161         14,134
                                                             -----------    -----------
          Total current assets                                   112,982        100,270

Equipment (net) (note 1)                                       1,887,917      1,914,870

Patent (note 1)                                                1,575,000      1,575,000
                                                             -----------    -----------

          Total assets                                       $ 3,575,899    $ 3,590,140
                                                             ===========    ===========



                      Liabilities and Stockholders' Equity

Current liabilities

    Accounts payable                                         $    27,680    $   296,080
    Accrued expenses                                              11,387         41,471
                                                             -----------    -----------
         Total current liabilities                                39,067        337,551
                                                             -----------    -----------

Commitments and contingencies (notes 3, 4, 5, and 6)

Stockholders' equity (note 2)
    Common stock, par value $0.01 per share, authorized
      30,000,000 shares; issued and outstanding 8,700,000         87,000         87,000
      shares

   Convertible  preferred stock, par value $1.00 per
     share, 2,625,000 aggregate shares authorized
     and outstanding, $6,187,500 aggregate liquidation
     preference (note 2)                                       2,625,000      2,625,000
   Additional paid-in capital                                    896,959        896,959
   Accumulated deficit                                           (72,127)      (354,009)
   Accumulated other comprehensive (loss)                           --           (2,361)
                                                             -----------    -----------
         Total stockholders' equity                            3,536,832      3,252,589
                                                             -----------    -----------

         Total liabilities and stockholders' equity          $ 3,575,899    $ 3,590,140
                                                             ===========    ===========

See notes to consolidated financial statements.

                Daedalus Building Systems, Inc. and Subsidiaries

                      Consolidated Statement of Operations

                                                     Period Ended     Three
                                                     May 20, 1999     Months
                                                    (Inception) to    Ended
                                                     October 31,    January 31,
                                                        1999           2000
                                                     -----------    -----------
                                                                    (Unaudited)

Net sales                                            $    38,296    $    54,202

Cost of goods sold                                        23,788         59,177
                                                     -----------    -----------

          Gross profit (loss)                             14,508         (4,975)

Operating expenses

   General and administrative                             32,238        148,602
   Repairs and maintenance                                 5,046         10,504
   Utilities                                              16,412         31,557
   Property tax                                           24,480         11,475
   Insurance                                               4,073          3,848
   Other                                                   4,386           --
   Depreciation                                             --           70,921
                                                     -----------    -----------

          Total operating expenses                        86,635        276,907
                                                     -----------    -----------

          Net (loss)                                 $   (72,127)   $  (281,882)
                                                     ===========    ===========

Basic (loss) per share                               $     (0.01)   $     (0.03)
                                                     ===========    ===========

(Loss) per common share, assuming full dilution      $     (0.01)   $     (0.03)
                                                     ===========    ===========

Weighted average shares outstanding                    8,700,000      8,700,000
                                                     ===========    ===========



See notes to consolidated financial statements




                Daedalus Building Systems, Inc. and Subsidiaries

                 Consolidated Statement of Stockholders' Equity
       For The Period May 20, 1999 (Inception) to October 31, 1999 and The
                 Three Months Ended January 31, 2000 (Unaudited)

                  Inception of   Acquisition of  Contributed    Net        Balances,        Net          Foreign      Balances
                  Daedalus       Cambridge       Capital       (loss)      October 31,     (loss)        currency     January 31
                  Composites,    Unique, Inc.    (note 5)                  1999                          translation     2000
                  Inc.                                                                                   adjustment
                  ------------------------------------------------------------------------------------------------------------------

Common Stock
Shares              8,500,000       200,000          --            --        8,700,000           --             --        8,700,000
Amount at Par     $    85,000   $     2,000   $      --     $      --      $    87,000    $      --      $      --      $    87,000

Preferred Stock
Series A
Shares                250,000          --            --            --          250,000           --             --          250,000
Amount at Par         250,000          --            --            --          250,000           --             --          250,000

Series B
Shares              1,000,000          --            --            --        1,000,000           --             --        1,000,000
Amount at Par       1,000,000          --            --            --        1,000,000           --             --        1,000,000

Series C
Shares                   --       1,000,000          --            --        1,000,000           --             --        1,000,000
Amount at Par            --       1,000,000          --            --        1,000,000           --             --        1,000,000

Series D
Shares                   --         375,000          --            --          375,000           --             --          375,000
Amount at Par            --         375,000          --            --          375,000           --             --          375,000

Additional Paid-In
Capital               648,037       198,000        50,922          --          896,959           --             --          896,959

Accumulated
Deficit                  --            --            --         (72,127)       (72,127)      (281,882)          --         (354,009)

Accumulated
Other
Comprehensive
(loss)                   --            --            --            --             --             --           (2,361)        (2,361)
                  ------------------------------------------------------------------------------------------------------------------
Total             $ 1,983,037   $ 1,575,000   $    50,922   $   (72,127)   $ 3,536,832    $  (281,882)   $    (2,361)   $ 3,252,589
                  ==================================================================================================================


See notes to consolidated financial statements




                Daedalus Building Systems, Inc. and Subsidiaries

                      Consolidated Statement of Cash Flows
                           Increase (Decrease) In Cash

                                                             Period Ended     Three
                                                             May 20, 1999    Months
                                                            (Inception) to    Ended
                                                              October 31,   January 31,
                                                                1999         2000
                                                             ------------   -----------
                                                                            (Unaudited)

Cash flows from operating activities:

   Net (loss)                                                 $ (72,127)     $(281,882)
   Adjustments to reconcile net (loss) to net cash
     provided (used) by operating activities:
      Depreciation                                                 --           70,921
      Changes in assets and liabilities:
         Accounts receivable trade                              (18,272)       (28,955)
         Inventories                                            (11,596)        (9,364)
         Prepaid expenses                                        (8,161)        (5,973)
         Accounts payable                                        27,680        268,400
         Accrued expenses                                        11,387         30,084
                                                              ---------      ---------

           Net cash provided (used) by operating activities     (71,089)        43,231

Cash flows from investing activities:

   Purchase of equipment                                           --          (97,874)
                                                              ---------      ---------

Cash flows from financing activities:

   Contributed capital                                           50,922           --
   Stock issued for cash                                         95,120           --
                                                              ---------      ---------

           Net cash provided by financing activities            146,042           --
                                                              ---------      ---------

Foreign currency translation adjustment                            --           (2,361)
                                                              ---------      ---------

Net change in cash                                               74,953        (57,004)

Cash at beginning of period                                        --           74,953
                                                              ---------      ---------

Cash at end of period                                         $  74,953      $  17,949
                                                              =========      =========



Supplemental disclosure of non-cash investing and financing  activities:
   Patent rights valued at $1,575,000 and equipment valued at $1,887,917 were acquired through the issuance of common stock and warrants.


See notes to consolidated financial statements

                Daedalus Building Systems, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 1 - Nature of business and significant accounting policies
---------------------------------------------------------------

Nature of business
------------------

Daedalus Building Systems, Inc., (Daedalus) is marketing and commencing manufacturing operations for the production of low-cost structures comprised of panels that are formed by advanced composite technology, the Daedalus Building System(TM). Daedalus recycles plastic waste. Panels will be fabricated principally from recycled polyolefins, compounded with various additives to form polymer alloys and to increase performance parameters and the typical attributes of composites such as strength, flexibility, durability, and permanence. Additionally, Daedalus recently acquired the worldwide rights to the production and distribution of a polyurethane foam filled metal panel building system that will complement the marketing efforts of the low-cost composite structures in a slightly higher socio-economic sector of the worldwide market.

Basis of presentation
---------------------

The accompanying consolidated financial statements are prepared on the basis of generally accepted accounting principles and include the accounts of Daedalus and its subsidiaries, all of which are wholly owned. All material inter-company accounts have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Daedalus is a Delaware  corporation  incorporated on October 28, 1999. Daedalus'
fiscal  year  ends  April  30,  2000.   Daedalus   entered  into  the  following
acquisitions immediately after incorporation.

Acquisition of Cambridge Unique Associates, Inc.
------------------------------------------------

On October 30, 1999, Daedalus acquired all of the stock of Cambridge Unique Associates, Inc., (Cambridge), a Canadian corporation, in exchange for 200,000 shares of common stock of Daedalus and 1,000,000 shares Series "C" preferred stock and 375,000 shares of Series "D" preferred stock in Daedalus. The acquisition was accounted for using the purchase method. The purchase price of $1,575,000 was allocated solely to the patent which was the only asset of Cambridge. Cambridge has worldwide manufacturing and distribution rights for a metal building system patented under US Patent No. 08/988,697 Load Bearing Pre-fabricated Building Construction Panel, which is a polyurethane foam filled metal panel building system that will be used to fabricate houses to complement those of the Daedalus Building System(TM) at a slightly higher socio-economic level. The inventor of the metal building system assigned the patent in return

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 1 - Nature of business and significant accounting policies (continued)
---------------------------------------------------------------------------

Acquisition of Cambridge Unique Associates, Inc. (continued)
------------------------------------------------------------

for certain royalty payments as follows. Upon the establishment of a factory in Canada the inventor shall receive a royalty of fifteen cents per square foot of all material processed by the equipment. The royalties are to be paid in Canadian dollars. All royalties from plants established outside of Canada by Cambridge shall be fifteen cents per square foot calculated and payable in U.S. dollars. The inventor is to receive a $50,000 per year guarantee from each factory that Cambridge opens.

Acquisition of Daedalus Composites, Inc.
----------------------------------------

On October 31, 1999, Daedalus acquired all of the stock of Daedalus Composites, Inc. (Daedalus Composites), a Canadian corporation, as well as the exclusive, nontransferable right and license to manufacture, use, market, and sell and otherwise to commercialize the patents, potential patents, technology, information and processes, and the improvements (the "Technology") throughout the world, related to residential housing units, from a company under common control, The Daedalus Project, Inc., in exchange for a royalty of five percent of gross sales in which the Technology is embedded; and the issuance of 8,500,000 shares of common stock, 250,000 shares of Series "A" preferred stock and 1,000,000 shares of Series "B" preferred stock of Daedalus, to the stockholders of The Daedalus Project, Inc. The purchase price of the acquisition was determined to be the historical cost of the net assets of Daedalus Composites, ($1,911,532) and no goodwill was recognized with the transaction. The acquisition was accounted for as a reorganization of entities under common control and, accordingly, the financial statements for all periods presented have been adjusted to reflect the combination of the entities at their historical bases.

Foreign currency translation
----------------------------

The  functional  currency of  Daedalus'  subsidiaries  is the  Canadian  dollar.
Because of the importance of Daedalus' financial activities in the United States, the financial statements are presented in U.S. dollars. Assets and liabilities of Daedalus' subsidiaries are translated at the exchange rate in effect at period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from differences in exchange rates from period to period from the subsidiaries' assets and liabilities are included in the accumulated other comprehensive loss account in stockholders' equity. There were no such material adjustments during the period ended October 31, 1999 due to the stability of the U.S. and Canadian dollar exchange rate.

Revenue recognition
-------------------

Revenue is recognized at the time the ownership of goods transfers to the customers and the earnings process is complete.

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 1 - Nature of business and significant accounting policies (continued)
---------------------------------------------------------------------------

Cash
----

For purposes of reporting the statement of cash flows, Daedalus considers all cash accounts, which are not subject to withdrawal restrictions or penalties and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories
-----------

Inventories are stated at the lower of cost (first-in, first-out method) or market.

Equipment
---------

Equipment, consisting of various plastic manufacturing and recycling machines, is stated at cost. The equipment was acquired from an unrelated party. Depreciation is computed on the straight-line method over the estimated useful lives ranging from three to fifteen years. The equipment is housed in a facility in Canada, which is leased under the terms of a verbal agreement (note 6), and at the corporate headquarters in Alexandria, Virginia. Accumulated depreciation at January 31, 2000 totaled $70,921.

Income taxes
------------

To the extent that taxable income differs from financial reporting net income due to temporary differences, deferred taxes are recognized. Income tax credits, if any, are recognized by the flow through method.

Loss per share
--------------

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

Fair value of financial instruments
-----------------------------------

The carrying amounts of Daedalus' financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, approximate fair values because of the short maturities of these instruments.

Patent
------

Amortization of the patent is computed by the straight-line method over its useful life of seventeen (17) years.

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 1 - Nature of business and significant accounting policies (continued)
---------------------------------------------------------------------------

Interim financial information
-----------------------------

The financial information as of January 31, 2000 and for the three months then ended is unaudited and includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for the fair presentation of its consolidated financial position, operating results and cash flows. Results for the three months ended January 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or for any future period.

Note 2 - Preferred stock

Preferred stock
---------------

     Authorized:                    3,000,000 shares, par value $1.00,  issuable
                                    in series,  with 250,000  shares  Series "A"
                                    and   1,000,000   shares  of   Series   "B",
                                    1,000,000  of Series  "C",  and  375,000  of
                                    Series "D"  preferred  stock.  The remaining
                                    375,000 shares of authorized preferred stock
                                    being  issuable  in one or more  series,  as
                                    designated and determined  from time to time
                                    by  the  Board  of  Directors  of  Daedalus.
                                    Except  for the above  mentioned  Series "A"
                                    and "B" preferred stock,  each  subsequently
                                    designated  series of preferred  stock shall
                                    consist   of  the   number   of   shares  so
                                    designated  for such  series,  and shares of
                                    that   series   shall   have   the   rights,
                                    preferences,   and  other   features  as  so
                                    determined and designated.

Designated, issued, and outstanding:

     Series "A"

         No. of shares designated:  250,000

         No. of shares issued and
         outstanding:               250,000

         Liquidation preference:    $1.00 per share

         Ranking: Pari passu with the Series "B" preferred stock and senior to all other series of preferred stock.

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 2 - Preferred stock (continued)
------------------------------------


         Conversion rights:         Each  share of Series  "A"  preferred  stock
                                    may,  at  the  option  of  the  holder,   be
                                    converted into one (1) share of common stock of Daedalus at any time within twenty (20) years following the Closing of the Agreement with Empiric (see note 3).


         Voting rights:             Each  share of Series  "A"  preferred  stock
                                    shall have and be  entitled  to cast  thirty
                                    (30)  votes,  in  common  with the  votes to
                                    which   holders   of   common   stock   then
                                    outstanding  shall be  entitled to cast (one
                                    vote per  share)  on all  matters  submitted
                                    for, or required to be submitted  for action
                                    by the  stockholders,  as set  forth  in the
                                    Certificate of  Incorporation of Daedalus or
                                    applicable   provisions   of   the   General
                                    Corporation  Law of the  State of  Delaware.
                                    Additionally,    holders   of   Series   "A"
                                    preferred stock shall be entitled to cast one (1) vote for each share of such Series
                                    "A" preferred stock on all matters submitted for, or required to be submitted for, voting by holders of such Series "A" preferred stock, as a separate class of stock, as set forth in the Certificate of Incorporation of Daedalus or applicable provisions of the General Corporation Law of the State of
                                    Delaware.

         Dividends:                 None

         Redemption rights:         None

         Call provisions:           Provided   funds   are   legally   available
                                    therefore,   all   shares  of   Series   "A"
                                    preferred stock outstanding on the twentieth
                                    (20th)  anniversary  of the  Closing  of the
                                    Agreement with Empiric (note 3) may be called by Daedalus at a price of $1.00 per share.

     Series "B"

         No. of shares designated:  1,000,000

         No. of shares issued and
         outstanding:               1,000,000

         Liquidation preference:    $2.50 per share

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 2 - Preferred stock (continued)

         Ranking: Pari passu with the Series "A" preferred stock, and senior to all other series of preferred stock.

         Conversion rights:         Subject   to   Daedalus    satisfying    the
                                    conditions   pertaining   to  its   "Pre-Tax
                                    Earnings",  as described  below,  during the
                                    following  prescribed periods and subject to
                                    the  following  quantity  limitations,   the
                                    shares of Series "B" preferred stock may, at
                                    the  option  of  the  holder   thereof,   be
                                    converted into shares of common stock upon reaching the following earning plateaus on or before December 31, 2003:

                           (1)      333,333  Series "B" shares can be  converted
                                    into   1,666,665    common   shares,    upon
                                    achievement of $5,000,000 pre-tax earnings.

                           (2) Upon achievement of an additional $5,000,000 in pre-tax earnings (a total of $10,000,000 pre-tax earnings), an additional 333,333 Series "B" shares can be converted into 1,666,665 common shares.

                           (3) Upon achievement of an additional $6,000,000 (a total of $16,000,000 pre-tax earnings), an additional 333,334 Series "B" shares can be converted into 1,666,670 common shares.

         Voting rights:             Holders of Series "B" preferred  stock shall
                                    be  entitled  to cast  one (1) vote for each
                                    share of such Series "B" preferred  stock on
                                    all matters submitted for, or required to be
                                    submitted  for,  voting by  holders  of such
                                    Series "B"  preferred  stock,  as a separate
                                    class  of   stock,   as  set  forth  in  the
                                    Certificate of  Incorporation of the General
                                    Corporation Law of the State of Delaware.

         Redemption rights:         None

         Dividends:                 None

     Series "C"

         No. of shares designated:  1,000,000

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 2 - Preferred stock (continued)
-----------------------------------

         No. of shares issued and
           outstanding:             1,000,000

         Liquidation preference:    $2.50 per share

         Ranking:                   Subsequent to Series "A" and Series "B"
                                    preferred stock.

         Dividends:                 None

         Voting rights:             None

         Redemption rights:         None

         Call provisions:           None


         Conversion rights:         Subject   to   Daedalus    satisfying    the
                                    conditions   pertaining   to  its   "Pre-Tax
                                    Earnings", as described above, the shares of Series "C" preferred stock may, at the option of the holder thereof, be converted into shares of common stock at $2.00 per share upon reaching the earning plateau of $1,000,000.

     Series "D"

         No. of shares designated:  375,000

         No. of shares issued and
         outstanding:               375,000

         Liquidation preference:    $2.50 per share

         Ranking: Subsequent to Series "A", Series "B", and Series "C" preferred stock.

         Dividends:                 None

         Voting rights:             None

         Redemption rights:         None

         Call provisions:           None

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 2 - Preferred stock (continued)

         Conversion  rights:        Subject   to   Daedalus    satisfying    the
                                    conditions   pertaining   to  its   "Pre-Tax
                                    Earnings",  as described  above,  during the
                                    following  prescribed periods and subject to
                                    the  following  quantity  limitations,   the
                                    shares of Series "D" preferred stock may, at
                                    the  option  of  the  holder   thereof,   be
                                    converted into shares of common stock at $2.00 per share upon reaching the following earning plateaus on or before December 31, 2003:

                           (1) 125,000 Series "D" shares can be converted into 62,500 common shares, upon achievement of $10,000,000 in pre-tax earnings.

                           (2) Upon achievement of an additional $10,000,000 in pre-tax earnings (a total of $20,000,000 pre-tax earnings), an additional 125,000 Series "D" shares can be converted into 62,500 common shares.

                           (3) Upon achievement of an additional $10,000,000 (a total of $30,000,000 pre-tax earnings), an additional 125,000 Series "D" shares can be converted into 62,500 common shares.

Note 3 - Commitments and contingencies
--------------------------------------

Exchange of equity securities with Empiric Energy, Inc.
-------------------------------------------------------

Daedalus entered into an agreement with Empiric Energy, Inc. (Empiric) to exchange Empiric securities of $1,500,000 in preferred stock, convertible to 750,000 shares of common and, 750,000 Series "G" Warrants, each allowing the purchase of one common share at $2.00 per share for three years, for Daedalus Building Systems, Inc. securities consisting of 1,500,000 common shares and 750,000 Warrants, each allowing the purchase of one share of common stock for $2.00 per share for three years. A Registration Statement is being prepared by Daedalus, and, upon completion of the registration, a minimum of 1,000,000 fully registered Daedalus Building Systems, Inc. shares will be distributed by Empiric as a dividend to its shareholders. The agreement will be consummated on the third business day following the date upon which the Registration Statement is declared effective by the Securities and Exchange Commission. The fundamental basis for the agreement is the mutual interests of the parties in the energy aspects of community planning as defined by Daedalus' approach to community building.

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 4 - Risks and uncertainties
--------------------------------

Environmental
-------------

Daedalus is subject to a wide range of federal, foreign, state, and local laws and regulations relating to the pollution and protection of the environment. Among the many environmental requirements applicable to Daedalus are laws relating to air emissions, wastewater discharges, and the handling, disposal, and release of solid and hazardous substances and wastes.

Daedalus does not currently anticipate any adverse effect on its operations, financial condition, or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of Daedalus' business, and there can be no assurance that environmental liabilities will not arise. It is also possible that future developments in environmental regulation could lead to material environmental compliance or clean up costs.

Note 5 - Related party transactions
-----------------------------------

The Daedalus Project, Inc. (Daedauls Project) (note 1) contributed $50,922 to Daedalus to commence operations. Project received no stock for this contribution and does not require the amount to be repaid.

Daedalus has an exclusive license agreement with Daedalus Project that conveys the exclusive, nontransferable right and license to manufacture, use, market, sell and otherwise commercialize the potential patents, technology, information and process, and its improvements throughout the world for purposes of residential housing units. Daedalus shall pay and deliver to The Daedalus Project, Inc., royalties equivalent to five percent of gross sales of any products in which the technology is embodied. Daedalus shall render written statements thereof to Daedalus Project on a quarterly basis.

Note 6 - Events subsequent to October 31, 1999
----------------------------------------------

On November 1, 1999, Daedalus entered into a lease agreement, as lessee, for office space. The lessor is an entity under common control and the lease expires October 31, 2004. Daedalus has the right to extend the term of the lease for three optional periods of five years each. The lease provides for rent increases based on the Consumer Price Index. Minimum annual rentals for each of the next five years are: 2000 - $82,008; 2001 - $82,008; 2002 - $82,008; 2003 - $82,008;
and, 2004 - $82,008, for a total of $410,040. Payments under this lease are comparable to those of a similar lease with an unrelated party.

Daedalus has not signed a lease with the owner of the manufacturing facility in Canada but rents the space on a month to month basis under a verbal agreement.

                Daedalus Building Systems, Inc. and Subsidiaries

                                October 31, 1999
                (Information Pertaining to the Three Months Ended
                         January 31, 2000 is unaudited)

Note 6 - Events subsequent to October 31, 1999 (continued)
---------------------------------------------------------

On December 1, 1999 Daedalus entered into three year employment contracts with two officers. The agreements provide for aggregate compensation payments of:
Year 1 - $355,000; Year 2 - $435,000; and, Year 3 - $515,000.

On March 3, 2000 Daedalus resolved to change its name to Daedalus Systems, Inc.

Note 7 - Income taxes
---------------------

At October 31, 1999 Daedalus had approximately $72,000 of Canadian net operating losses which may be used to offset future tax liabilities arising in Canada. The losses will expire, if unused, in 2006. A deferred tax asset of approximately $28,000, attributable entirely to these losses, had been fully reserved at October 31, 1999.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("DGCL") relates to Daedalus Systems, Inc. (referred to herein as the "Company") which provides in applicable part as follows:

         145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had any reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner, which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made by the following:

         o by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding,
         o if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion,
         o  by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Company's Certificate of Incorporation limits the liability of directors (in their capacity as directors, but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL, as amended. Specifically, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except as provided in
Section 102 of the DGCL for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law;
(iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such action, if successful, might otherwise have benefited the Company and its stockholders.

         Under the Company's Certificate of Incorporation and in accordance with
Section 145 of the DGCL, the Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person was or is a director or officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such acts were unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought, determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper. The Company will indemnify, pursuant to the standard set forth in Section 145 of the DGCL, any past or present officer or director who was or is a party, or is threatened o be made a party, to any threatened, pending or completed derivative action by or in the right of the Company.

         The Company's Certificate of Incorporation also provides that the Company may pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL so requires, such indemnified person agrees to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company's Certificate of Incorporation also allows the Company, in its sole discretion, to indemnify any person who is or was one of its employees and agents to the same degree as the foregoing indemnification of directors and officers. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or indemnify such person against such liability under the provisions of the DGCL.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses payable by Daedalus in connection with the issuance and distribution of the securities being registered, are as follows:

SEC  Registration  and  Filing  Fee          $    170.45
Legal  Fees  and  Expenses*                    60,000.00
Accounting Fees and Expenses *.                35,000.00
Financial Printing *                            1,000.00
Transfer Agent Fees *                               0.00
Miscellaneous *                                 1,000.00

     TOTAL                                   $ 97,170.45
                                             -----------


*  Estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

         On October 31, 1999, Daedalus acquired all of the stock of Daedalus Composites, Inc., a Canadian corporation, as well as the exclusive, nontransferable right and license to manufacture, use, market, and sell and otherwise to commercialize the patents, potential patents, technology, information and processes, and the improvements throughout the world, related to residential housing units, from a company under common control, The Daedalus Project, Inc., in exchange for a royalty of five percent of gross sales in which the technology is embedded; and the issuance of 8,500,000 shares of common stock, 250,000 shares of Series A preferred stock and 1,000,000 shares of Series B preferred stock of Daedalus, to the stockholders of Daedalus Projects, Inc., which occurred at the time of formation of Daedalus, October 28, 1999, in accordance with the agreements between the parties.

         Daedalus relies upon Section 4(2) of the Securities Act of 1933 as its exemption from the registration requirements of such Act in connection with this transaction.

                                    EXHIBITS

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:

Exhibit                    Description of Document
Number

2.       Agreement  between Empiric  Energy,  Inc. and Daedalus dated October 1,
         1999

3.1      Articles of Incorporation of Daedalus Building System, Inc.

3.2      Bylaws of Daedalus Building System, Inc.

3.3 Amendment for corporate name change from Daedalus Building Systems, Inc. to Daedalus Systems, Incorporated

4.       Common stock certificate of Daedalus Building Systems, Inc.

10.1 Assignment of Contract dated October 31, 1999 between Daedalus and The Daedalus Project, Inc.

10.2 Sales Contract dated March 27, 1999 between The Daedalus Project, Inc. and the World Business Investors Group, S. A. as extended by letter of agreement dated October 6, 1999

10.3 Sales Contract dated October 27, 1999 between Daedalus and the World Business Investors Group, S. A.

10.4 Stock Transfer and License Agreement dated October 31, 1999 between Daedalus Building Systems, Inc. and The Daedalus Project, Inc.

10.5 Employment Agreement dated December 1, 1999 between Daedalus Building Systems, Inc. and Edward A. McCulloch

10.6 Employment Agreement dated December 1, 1999 between Daedalus Building Systems, Inc. and David Lightbody

10.7 Lease dated November 1, 1999 between Daedalus Building Systems, Inc. and Chesapeake Services Corporation

21.      Subsidiaries of Daedalus Systems, Incorporated

23.1     Consent of Pannell Kerr Forster PC

23.2     Consent of Herbert S. Rosenblum, included in his opinion

27      Financial Data Schedule

                                  UNDERTAKINGS

         To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Daedalus pursuant to the provision described in Item 24, or otherwise, Daedalus has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities, other than the payment by Daedalus of expenses incurred or paid by a director, officer of controlling person of Daedalus in the successful defense of any action, suit of proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, Daedalus will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by Daedalus is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Alexandria, state of Virginia, on April 10, 2000.

DAEDALUS SYSTEMS, INC.

Date:    April 10, 2000

By: /s/  Edward A. McCulloch
    ----------------------------------------------------
         Edward A. McCulloch
         President, Chief Executive Officer and Director

         In accordance with the requirements of the Securities Act of 1933, this registration was signed by the following persons in the capacities and on the dates stated.

Date:    April 10, 2000
By: /s/  Edward A. McCulloch
    ----------------------------------------------------
         Edward A. McCulloch
         President, Chief Executive Officer and Director

Date:    April 10, 2000
By: /s/  David Lightbody
    ----------------------------------------------------
         David Lightbody
         Executive Vice President, Chief Financial Officer
         and Director

Date:    April 10, 2000
By: /s/  Patricia L. Espino-Nayar
    ----------------------------------------------------
         Patricia L. Espino-Nayar
         Controller

Date:    April 10, 2000
By: /s/  James A. Lyons
    ----------------------------------------------------
         James A. Lyons
         Chairman of the Board of Directors

Date:    April 10, 2000
By: /s/  Norio Sakai
    ----------------------------------------------------
         Norio Sakai
         Director

Date:    April 10, 2000
By: /s/  Robert J. Salmon
    ----------------------------------------------------
         Robert J. Salmon
         Director